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                 April 17, 2023

       Bentsur Joseph
       Chief Executive Officer
       A2Z Smart Technologies Corp
       1600-609 Granville Street
       Vancouver, British Columbia
       V7Y 1C3 Canada

                                                        Re: A2Z Smart
Technologies Corp
                                                            Registration
Statement on Form F-3
                                                            Filed April 12,
2023
                                                            File No. 333-271226

       Dear Bentsur Joseph:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Avital Perlman